Exhibit 4.1

CITIGROUP DIVERSIFIED FUTURES FUND L.P.

A NEW YORK LIMITED PARTNERSHIP

CERTIFICATE OF LIMITED PARTNERSHIP INTEREST

This is to certify that

is the owner of	UNITS

of Limited Partnership interest in Citigroup Diversified Futures Fund L.P., a limited partnership organized and existing under the laws of the State of New York, and that such Units are held pursuant to an Agreement of Limited Partnership and are issued, owned, held and transferable subject to the limitations, conditions and provisions of the Agreement of Limited Partnership of the Partnership. No assignee or transferee of the Units of Limited Partnership Interest represented hereby may become a substituted limited partner in Citigroup Diversified Futures Fund L.P. without the consent of the General Partner, which consent may be withheld in the General Partner’s sole and absolute discretion.

IN WITNESS WHEREOF, Citigroup Diversified Futures Fund L.P. by its General Partner has issued this Certificate as evidence of the ownership of the aforesaid Units of Limited Partnership Interest this      day of                         , 2003.

CITIGROUP DIVERSIFIED FUTURES FUND L.P.

By: Smith Barney Futures Management LLC, its General Partner